EXHIBIT 5.1

March 17, 2009

Apollo Gold Corporation
5655 South Yosemite Street
Suite 200
Greenwood Village, Colorado 80111

Dear Sirs/Mesdames:

Re:	Apollo Gold Corporation (the “Corporation”)/S-3 SEC Filing

You have requested we provide, as Yukon counsel, the following opinion in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 as amended relating to the qualification for sale of 17,160,000 common shares by the selling shareholder identified in the Registration Statement and which may be issued pursuant to the terms of the RAB Debentures and the RAB Warrants defined below.

The RAB Debentures and the RAB Warrants were issued by the Corporation pursuant to a private placement of up to US$8,580,000 in principal amount of unsecured convertible debentures (the “Debentures”) where each US$1,000 of Debentures is convertible, at the option of the holder at any time before maturity, into 2,000 common shares, and each US$1,000 of Debentures is accompanied by 2,000 common share purchase warrants (the “Debenture Warrants”) of the Corporation.   The private placement was completed by the Corporation on February 23, 2007.

8,850,000 of the common shares are issuable pursuant to the Debentures to RAB Special Situations (Master) Fund Limited upon the conversion of $4,290,000 principal amount of the Debentures (the “RAB Conversion Shares” and the “RAB Debentures”, respectively).

8,850,000 of the common shares are issuable to RAB upon exercise of the Debenture Warrants (the “RAB Warrant Shares” and the “RAB Warrants”, respectively).

Scope of Review

As Yukon counsel to the Corporation, we have been provided with faxed or e-mailed copies of the following:

(a)           the form of subscription agreements for the Debentures (the “Subscription Agreement”);

(b)           the certificate representing the RAB Debentures; and

(c)           the certificate representing the RAB Warrants;

The agreements, instruments and certificates referred to in (a) through (c) above are hereinafter referred to collectively as the “Documents”.

In connection with the opinions hereinafter expressed, we have examined and relied upon faxed or e-mailed copies of the following:

(a)           the Documents;

(b)           resolutions of the directors of the Corporation passed at a meeting of the directors of the Corporation held February 6, 2007, certified by the Chief Financial Officer of the Corporation and dated February 23, 2007, relating to matters relevant to this opinion;

(c)           a certificate of an officer of the Corporation dated February 23, 2007 relating to certain factual matters (the “Officer’s Certificate”);

and we have obtained an original copy of the following:

(d)           a certificate of status dated March 11, 2009 for the Corporation issued pursuant to the Business Corporations Act (Yukon) (the “Yukon Certificate”).

In rendering the opinions herein, we have relied only upon our examination of the foregoing documents and certificates, and we have made no further or other examinations or investigations, and we have made no independent verification or check of the factual matters set forth in such documents or certificates.

Assumptions

In rendering this opinion, we have assumed:

(a)           The genuineness of all signatures;

(b)           The authenticity and completeness of all documents submitted to us as originals;

(c)           the conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, e-mailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies, e-mailed or facsimile transmissions have been submitted or received and that the documents emailed to our office and referred to in this letter were duly signed and delivered by the parties thereto in the form submitted to us;

(d)           The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such; and

(e)           The Corporation has received the consideration for the Debentures, and to the extent that property or service is received as consideration, it is not less in value that the fair equivalent of the money that the Corporation would have received if the Debentures had been issued for money.

Practice Restriction

We are solicitors qualified to carry on the practice of law in the Yukon Territory only and we express no opinion as to any laws or matters governed by the laws other than the Yukon Territory and the federal laws of Canada applicable therein in effect as at the date of this opinion.

We act only as the Registered Office for the Corporation in the Yukon Territory and have not been and are not regular counsel to the Corporation in any business transactions or litigation.  We have reviewed the documents noted above in the section headed “Scope of Review”, but we have not participated in the negotiation of their terms or the drafting thereof.

This opinion is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof in any matter set forth herein, and we express no opinion as to the effect of any subsequent course of dealing or conduct between the parties referred to herein.

Opinions

Subject to the foregoing, we are of the opinion that:

1.           The Corporation is a corporation validly existing and in good standing under the Business Corporations Act (Yukon).

2.           The RAB Conversion Shares to be issued upon the exercise of the conversion privilege in the RAB Debentures have been allotted and authorized for issuance to the holders, from time to time, of the RAB Debentures and such RAB Conversion Shares will, when issued  in accordance with the terms of the RAB Debentures, be validly issued as fully paid and non-assessable common shares of the Corporation.

3.           The RAB Warrant Shares to be issued upon the exercise of the RAB Warrants have been allotted and authorized for issuance to the holder, from time to time, of the RAB Warrants and such RAB Warrant Shares will, when issued upon the exercise of the RAB Warrants in accordance with the terms of the certificate representing the RAB Warrants, be validly issued as fully paid and non-assessable common shares of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.

Yours very truly,

/s/ LACKOWICZ, SHIER & HOFFMAN

“Lackowicz, Shier & Hoffman”